UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2016

FOGO DE CHAO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37450	45-5353489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14881 Quorum Drive

Dallas, TX 75254

(Address of Principal Executive Officers)

(972) 960-9533

Registrant’s telephone number, including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 24, 2016, the Audit Committee of the Board of Directors of Fogo de Chao, Inc. (the “Company”), upon the recommendation of management, concluded that the Consolidated Statement of Cash Flows in previously issued consolidated financial statements for the fiscal year ended December 28, 2014 (“Fiscal 2014”) and the fiscal quarters of Fiscal 2014 should not be relied upon because the Company understated cash flows provided by operating activities by approximately $8.1 million and understated cash flows used in investing activities by the same amount. The error was identified in connection with the audit of the Company’s financial statements for the year ended January 3, 2016. The adjustments to correct the error do not impact the Company’s previously reported overall net change in cash and cash equivalents or the Company’s previously reported net income, earnings per common share, Adjusted EBITDA, return on assets or return on equity.

The Audit Committee of the Board of Directors of the Company determined that the Consolidated Statement of Cash Flows for Fiscal 2014 (as such statement will be contained in the Company’s 2015 Annual Report on Form 10-K, as expected to be filed with the Securities and Exchange Commission on March 30, 2016 (“2015 Annual Report”)) and the fiscal quarters of Fiscal 2014 should be restated to properly reflect the Company’s net cash flow provided by operating activities and the Company’s net cash flow used in investing activities. The Audit Committee and the Chairman of such Committee have discussed this matter with the Company’s independent registered public accounting firm.

The Consolidated Statement of Cash Flows for Fiscal 2014 will be restated to reflect the following adjustments:

•	The payment of capital expenditures included in accounts payable and accrued expenses at prior year end as a cash outflow from investing activities; payment of these capital expenditures had previously been reflected as a cash outflow used in operating activities through the change in accounts payable and accrued expenses; and

•	The purchase of liquor licenses, capitalized as indefinite-lived intangible assets, as a cash outflow from investing activities; the Company had previously reflected these purchases as cash flows used in operating activities through the change in prepaid expense and other assets.

The table below presents the impact of these adjustments on the Consolidated Statement of Cash Flows for Fiscal 2014 (in thousands):

	Fiscal Year Ended December 28, 2014
		As Previously
	As Restated	Reported	Change
Adjustments to reconcile net income to net cash flows provided by operating activities:
Changes in operating assets and liabilities:
Prepaid expenses and other assets	$321	$247	$74
Accounts payable and accrued expenses	1,494	(6,487)	7,981

Net cash flows provided by operating activities	$42,108	$34,053	$8,055

Cash flows from investing activities:
Purchase liquor licenses	$(74)	$—	$(74)
Capital expenditures	(25,429)	(17,448)	(7,981)

Net cash flows used in investing activities	$(25,503)	$(17,448)	$(8,055)

The table below presents the impact of these adjustments on the Consolidated Statement of Cash Flows for the Fiscal 2014 Quarters (in thousands):

	Fiscal 2014
	39 Week	26 Week	13 Week
	Period Ended	Period Ended	Period Ended
	Sep 28, 2014	Jun 29, 2014	Mar 30, 2014
Adjustments to reconcile cash flows from operating activities:
Accounts payable and accrued expenses -as reported	$(14,190)	$(11,193)	$(13,851)
adjustment	7,981	7,981	7,981

Accounts payable and accrued expenses -as restated	$(6,209)	$(3,212)	$(5,870)

Net cash flows (used in) provided by operating activities -as reported	$16,933	$7,957	$(3,465)
adjustment	7,981	7,981	7,981

Net cash flows provided by operating activities -as restated	$24,914	$15,938	$4,516

Cash flows from investing activities:
Capital expenditures -as reported	$(11,424)	$(9,817)	$(5,982)
adjustment	(7,981)	(7,981)	(7,981)

Capital expenditures -as restated	$(19,405)	$(17,798)	$(13,963)

Net cash flows used in investing activities -as reported	$(11,424)	$(9,817)	$(5,982)
adjustment	(7,981)	(7,981)	(7,981)

Net cash flows used in investing activities -as restated	$(19,405)	$(17,798)	$(13,963)

The restatement will be described in Note 2 and Note 20 of the Company’s consolidated financial statements for Fiscal 2015 that will be included in the 2015 Annual Report. The errors described above and in such notes are as a result of the material weaknesses described in Item 9A of the 2015 Annual Report. The Company’s management has taken steps to remediate the material weaknesses such as hiring additional accounting personnel in Fiscal 2014 and Fiscal 2015, including a chief financial officer, a director of financial reporting, a corporate treasury analyst and a corporate accounting manager. The Company cannot be certain that the steps taken and future improvements identified and implemented will successfully remediate the material weaknesses or that other material weaknesses and control deficiencies will not be discovered in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2016

By:	/s/ Lawrence J. Johnson
Lawrence J. Johnson
Chief Executive Officer